As filed with the Securities and Exchange Commission on May 26, 2026

Registration No. 333-279832 Registration No. 333-211418 Registration No. 333-145327 Registration No. 333-68016 Registration No. 333-48882 Registration No. 333-48081 Registration No. 033-63671
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________
Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-279832
Form S-8 Registration Statement No. 333-211418
Form S-8 Registration Statement No. 333-145327
Form S-8 Registration Statement No. 333-68016
Form S-8 Registration Statement No. 333-48882
Form S-8 Registration Statement No. 333-48081
Post-Effective Amendment No. 2 to:
Form S-8 Registration Statement No. 033-63671

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________
Elme Communities
(formerly known as Washington Real Estate Investment Trust)
(Exact Name of Registrant as Specified in Its Charter)
_________________________________

MARYLAND	53-0261100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7550 WISCONSIN AVE, SUITE 900
BETHESDA, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Elme Communities 2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024)
Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan
2007 Omnibus Long-Term Incentive Plan
2001 Stock Option Plan
1991 Incentive Stock Option Plan
Washington Real Estate Investment Trust Share Grant Plan and Washington Real Estate Investment Trust Stock Option Plan for Trustees
Nonqualified Stock Option Agreement dated June 27, 1990

Nonqualified Stock Option Agreement dated December 14, 1994
(Full Title of the Plan)

W. DREW HAMMOND
7550 WISCONSIN AVE
SUITE 900
BETHESDA, MD 20814
(Name and address of agent for service)

(202) 774-3200
(Telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

PAUL D. MANCA, ESQ. ELIZABETH L. BANKS, ESQ. HOGAN LOVELLS US LLP 555 THIRTEENTH STREET, NW WASHINGTON, D.C. 20004 (202) 637-5821
_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE:
DEREGISTRATION OF SECURITIES

The offerings contemplated by these Registration Statements on Form S-8 (the “Registration Statements”) are being terminated in connection with the Plan of Sale and Liquidation of Elme Communities (the “Company”) approved by the shareholders of the Company on October 30, 2025. Pursuant to the undertakings contained in Part II of each of the Registration Statements, the Company is removing from registration, by means of post-effective amendment to each of the Registration Statements (the “Post-Effective Amendment”), any common shares of beneficial interest, par value $0.01 per share, registered under the following Registration Statements which remain unsold at the termination of the offerings:

•Registration Statement on Form S-8 (No. 333-279832), filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2024, registering 2,900,000 additional common shares of beneficial interest, par value $0.01 (“Shares”) authorized for issuance under the Elme Communities 2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024).
•Registration Statement on Form S-8 (No. 333-211418), filed with the SEC on May 17, 2016, registering of 2,400,000 Shares authorized for issuance under the Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan.
•Registration Statement on Form S-8 (No. 333-145327), filed with the SEC on August 10, 2007, registering 2,000,000 Shares authorized for issuance under the 2007 Omnibus Long-Term Incentive Plan.
•Registration Statement on Form S-8 (No. 333-68016), filed with the SEC on August 21, 2001 registering 1,750,000 Shares authorized for issuance under the 2001 Stock Option Plan.
•Registration Statement on Form S-8 (No. 333-48882), filed with the SEC on October 30, 2000, registering 280,000 additional authorized for issuance under the 1991 Incentive Stock Option Plan.
•Registration Statement on Form S-8 (No. 333-48081), filed with the SEC on March 17, 1998, registering 1,715,241.50 Shares authorized for issuance under the Washington Real Estate Investment Trust Share Grant Plan and Washington Real Estate Investment Trust Stock Option Plan for Trustees.
•Registration Statement on Form S-8 (No. 033-63671), filed with the SEC on October 25, 1995 as amended by that certain post effective amendment No.1 filed with the SEC on July 12, 1996, registering 1,226,335 Shares authorized for issuance under the 1991 Incentive Stock Option Plan, 60,000 Shares authorized for issuance under the Nonqualified Stock Option Agreement dated June 27, 1990 and 9,091 Shares authorized for issuance under the Nonqualified Stock Option Agreement dated December 14, 1994.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on May 26, 2026.

    ELME COMMUNITIES
By: /s/ Paul T. McDermott
Name: Paul T. McDermott
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.